EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY AN ASTERISK AND BRACKETS, HAS OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

LEASE AGREEMENT

between

OSPREY-LAKEWOOD RANCH PROPERTIES, LLC
a Florida Limited Liability Company

Landlord

and,

GEVITY HR, INC.
a Florida corporation,

Tenant

Dated: June 6, 2005

INDEX TO LEASE

		Page No.
1	Demise of Premises	1
2	Term	1
3	Intentionally Deleted	2
4	Rental	2
5	Condition of Premises	3
6	Subordination	3
7	Repair of Premises	3
8	Construction of Improvements	4
9	Net Lease	5
10	Alterations by Tenant	5
11	Use of Premises	6
12	Utilities	7
13	Signs	7
14	Licenses, Fees and Taxes	8
15	Common Area Maintenance	8
16	Tenant to Observe Laws, Rules and Regulations	10
17	Insurance	10
18	Destruction by Casualty	11
19	Condemnation	12
20	Entry Upon Premises	13
21	Assignments and Subletting	13
22	Default by Tenant	14
23	Remedies on Default	15
24	Default by Landlord	16
25	Performance of Obligations	17
26	Surrender	17
27	Notices	17
28	Estoppel Certificates	18
29	Intentionally Deleted	18
30	Broker	18
31	Radon Gas	19
32	Waiver	19
33	Successors and Assigns	19
34	Invalidity of any Provisions	19
35	Interpretation	19
36	Relationship of the Parties	19
37	Development Plan	19
38	Transfer of Landlord's Interest	20
39	Additional Rent	20
40	Strict Performance	20
41	Indemnity	20
42	Option To Purchase Up To 50% Interest	21
43	Authority of Tenant	22
44	Rules and Regulations	22
45	Waiver of Subrogation	22
46	Recording of Lease	22
47	Intentionally Deleted	22
48	Miscellaneous	22
(a.)	Attorney Fees
(b.)	Quiet Enjoyment & Covenant of Title
(c.)	Keys & Locks
(d.)	Parking Spaces
49	Prohibited Uses	24
50	Time is of the Essence	24
51	Entire Agreement	24
52	Intentionally Deleted	24
53	Exculpation	24
54	Bankruptcy	25
55	Landlord's Non-Liability	25
56	Interpretation; Governing Law	26
57	Environmental Compliance	26
58	Compliance with Americans with Disabilities Act	28
59	Holdover	28
60	Intentionally Deleted	29
61	Renewal	29
62	Intentionally Deleted	29
63	Rooftop Antennae	29

Exhibits

Exhibit "A"	32
Real Property Description
Exhibit "B"	33
Space Plan
Exhibit “B-1”	34
Site Plan
Exhibit "C"	35
ADT Space Buildout
Exhibit "D"	36
Corporate Resolution
Exhibit "E"	38
Prohibited Uses
Exhibit "F"	40
Rules and Regulations

L E A S E

        This is a Lease between OSPREY-LAKEWOOD RANCH PROPERTIES, LLC, a Florida limited liability company, hereinafter referred to as “Landlord,” and GEVITY HR, INC., a Florida corporation, hereinafter referred to as “Tenant,” dated the 6th day of June, 2005.

        In consideration of the rents to be paid hereunder, the mutual promises and covenants contained herein, and for other good and valuable consideration, Landlord and Tenant hereby covenant and agree as follows:

    1.        Demise of Premises. Landlord does hereby lease to Tenant, and Tenant does hereby rent from Landlord, those certain Premises containing approximately 96,552 square feet designated on the Space Plan attached hereto as Exhibit “B” and the Site Plan attached hereto as Exhibit “B-1", in the building known as 9000 Town Center Parkway located at 9000 Town Center Parkway, Bradenton, Florida 34202 (the “Building”), on the real property described on Exhibit “A” (the “Property”), together with a nonexclusive right to Landlord’s easements and privileges appertaining to or used in connection therewith, hereinafter referred to as the “Premises.” The Premises shall include the entire interior of the Building with the exception of the space subject to the ADT Lease described below. During the term of this Lease, Tenant shall have the nonexclusive right to use all Common Areas, as defined below, including the parking areas on the Property; provided, however, once the Premises are expanded to include the rentable space of the ADT Lease (as defined below), Tenant shall have the exclusive right to use all Common Areas.

        The term “Rentable Space” shall mean the area contained within the demising walls of the Premises (measured from the outside of walls comprising the exterior of the Building and common area spaces and measured to the center of walls between the Premises and other tenant spaces contiguous to the Premises) and any other area designated for the exclusive use of the Tenant, without deduction for any columns or projections necessary to the Building.

        It is understood and acknowledged that ADT security services or a related entity currently leases approximately 4,760 square feet of space on the second floor of the Building wherein the Premises are located (“ADT Lease”). The ADT Lease provides for two one (1) year renewal options. Tenant agrees that the occupants of the ADT space shall have access and use of the corridors, restroom facilities, card access security system to the main entrance to the Building and to the door to the ADT space only, elevators, accessways and parking lot which said access and uses shall be non-exclusive and Landlord shall take reasonable measures to assure that ADT Security Services or any other occupant of the ADT space shall not unreasonably interfere with Tenant’s use and occupancy of the Premises. Upon expiration or termination of the ADT Lease, the Premises hereunder shall be expanded to include the premises subject to the ADT Lease and subsequent to that date, the Rentable Space hereunder shall be increased by the rentable space of the ADT Lease and, accordingly, the rental hereunder shall be increased and Tenant shall be responsible for 100% of the Operating Costs for the Building and the Property, as hereinafter provided.

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    2.        Term. The Term of this Lease, unless sooner terminated or extended as provided herein, shall be for a period of Ten (10) years, commencing on the later of (a) Substantial Completion of the Tenant Improvements and Server Room Improvements (as defined in Section 8 below) or (b) December 1, 2005 (“Term Commencement Date”) and ending on November 30, 2015 (“Termination Date”). Upon Substantial Completion of the Tenant Improvements and Server Room Improvements (as defined in Section 8 below) through and including November 30, 2005 (the “License Term”), Tenant shall have an exclusive license and right to occupy and use the Premises for the purposes and subject to all of the terms and conditions stated herein; provided, however, the License Term shall not commence prior to October 1, 2005 unless the Tenant Improvements and Server Room Improvements have been Substantially Completed, Tenant has completed the installation of its equipment in the Server Room, and Tenant has started conducting business at the Premises. During the License Term, the Tenant and Landlord shall have all rights, obligations and responsibilities set forth herein which apply during the Term with respect to the Premises, with the exception of the obligation of the Tenant to pay base rental. As used in this Lease, any reference to the “Term” hereof shall mean and include the original term and any extension or renewal term that may come into existence.

    3.        INTENTIONALLY DELETED.

    4.        Rental. Tenant agrees to pay to Landlord, without demand, or right of setoff, as base rental hereunder, a sum equal to [*]per square foot of Rentable Space per year payable in consecutive monthly installments, together with any sales tax imposed by the State of Florida on rentals, commencing on the Term Commencement Date as defined above and payable in advance on the first day of each month thereafter at: 305 East Main Street, Brighton, Michigan 48116, or such other address as Landlord shall hereafter designate in writing; provided, however, if the Tenant Improvements and Server Room Improvements (described and defined in Section 8 below) have not been Substantially Completed (as defined in Section 8 below) by the Term Commencement Date, Tenant’s obligation to pay base rental shall commence upon the Substantial Completion of the Tenant Improvements and Server Room Improvements.

**Notwithstanding any of the Remedies contained in Section 23, Rent not paid within five (5) calendar days of the due date is subject to an administrative fee equal to 3% of the outstanding balance together with interest on the unpaid Rent at the highest rate allowed by law from the due date until paid in full.

        Commencing on the first anniversary of the Term Commencement Date and adjusted each year thereafter during the initial Term of this Lease, the base rental hereunder shall be increased Three Percent (3%) over the annual base rental for the immediately preceding twelve month period.

        Notwithstanding anything contained herein to the contrary, there shall be no base rental due hereunder during the License Term (i.e., estimated to be October 1, 2005, through November 30, 2005). However, Tenant shall pay, during said time period, its proportionate share of Operating Costs and other amounts due hereunder.

        Upon the full execution hereof, Tenant shall pay to Landlord, the first month’s base rental in the amount of [*] estimated Operating Costs (as defined below) for the first month in the amount of $70,965.62 plus applicable sales taxes in the amount of [*] for a total of [*].

        Landlord acknowledges receipt of the sum of [*] which sum represents a security deposit hereunder (” Security Deposit”). In the event that Tenant fails to comply with the terms and provisions of this Lease, Landlord may use the said Security Deposit to the extent necessary for the purpose of correcting any defaults of Tenant. In the event that all or any portion of the Security Deposit is so applied, then Tenant shall fully replenish the Security Deposit within five (5) days thereafter. The Security Deposit need not be kept in a separate interest bearing account and may be commingled with the Landlord’s general funds. Such portion of the Security Deposit as has not been applied by Landlord pursuant to the terms of this Lease shall be returned to Tenant within thirty (30) days following the expiration of the Term of this Lease. At any time during the Term, Tenant, at its option, in lieu of the Security Deposit may deliver to Landlord an irrevocable letter of credit issued to Landlord in an amount equal to the Security Deposit, in form and content and with an expiration date and drawn upon a bank reasonably acceptable to Landlord.

* THIS CONFIDENTIAL INFORMATION HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXHANGE COMMISSION

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    5.        Condition of Premises. The Premises are leased subject to any and all conditions that an accurate examination of the Premises would disclose. Tenant agrees to indemnify and hold Landlord harmless against any and all claims for personal injury or property damage arising from the use or occupancy of the Premises by Tenant other than those with respect to Landlord’s negligence and/or Landlord’s negligent omissions to act. To the best of Landlord’s knowledge and belief, without having undertaken independent investigation, the Building’s roof and its HVAC, plumbing, electrical, mechanical and other systems are in working condition and free from material defects on the date of this Lease. The Landlord’s knowledge referenced herein shall be limited to the actual knowledge of Brian Kennelly and Chuck Jabo.

    6.        Subordination. This Lease shall be subject and subordinate at all times to the lien of any mortgage or mortgages, now encumbering the Premises, or which Landlord may at any time place against the Premises. Tenant agrees to execute such documents as may be reasonably requested by any mortgagee to evidence the subordination contained herein; provided, however, that as a condition of such subordination, the holder of such mortgage shall be required to agree with Tenant that, notwithstanding the foreclosure of such mortgage, Tenant’s occupancy of the Premises shall not be disturbed so long as Tenant is not in default hereunder and attorns to such Mortgagee and agrees to perform all obligations owed to Landlord hereunder for the benefit of such Mortgagee. Tenant’s failure to execute any such documents on the request of Landlord or Landlord’s Mortgagee, shall be deemed an event of default hereunder.

    7.        Repair of Premises. Landlord will keep the interior of the Premises, including plumbing, mechanical, and electrical service exclusively serving the Premises, from the point of connection to the Premises, in good repair and in clean and sanitary condition (including replacement when necessary) during the term of this Lease and any renewal terms and will comply with all governmental ordinances and directions of proper public officers in connection with such maintenance during the term of this Lease. Tenant shall pay all of such expenses (i.e., 100%) as part of Tenant’s share of the Operating Costs (hereinafter defined). At the end of the term of this Lease and/or any renewal term hereof, as the case may be, Tenant will yield up the Premises to Landlord in good condition, ordinary wear and tear and casualty loss covered by insurance, decay and damage by the elements only excepted.

        Throughout the Term, Landlord shall repair, maintain and replace the heating and air conditioning equipment providing heat and air to the Premises, the card access system, security system, UPS or Liebert systems, water tank, and generators serving the Building or the Premises, the cost of which shall be part of the Operating Costs for which Tenant shall pay its proportionate share pursuant to Section 15 below. Landlord agrees, to maintain, repair and replace the foundation, exterior walls and roof of the Premises, and any common areas, electrical, mechanical, air conditioning, plumbing serving the Building wherein the Premises are located not otherwise maintained by Tenant as provided above, except for any portion thereof where Tenant has remodeled or modified or installed fixtures and equipment and the same. Tenant shall pay its proportionate share of the cost of such maintenance, repair or replacement as a part of the Operating Costs referred to in Section 15 below.

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    8.        Construction of Improvements.

(a) Attached hereto as Exhibit “B” is the proposed space plan and general description of proposed improvements to be completed in accordance with this Section 8 (“Space Plan”). The Landlord shall retain an architect to prepare final plans and specifications substantially in accordance with the Space Plan and the cost of such final plans and specifications together with the Space Plan shall be paid from the allowance referenced herein. The improvements referenced in said final plans and specifications, other than the Server Room Improvements described below, are referred to herein as the “Tenant Improvements.” Landlord agrees to give Tenant a buildout allowance of Six Hundred Eighty-Two Thousand Seven Hundred Sixty Dollars ($682,760.00) for (i) the payment of hard costs (and permitting, impact, inspection fees and related fees and charges and those soft costs noted above) of construction of the Tenant Improvements which shall be constructed substantially in accordance with the final plans and specifications referenced herein and in the Space Plan and for (ii) the construction of a “Server Room” which shall be situated directly adjacent to the existing ADT Server Room on the second floor of the Premises and shall be constructed by Landlord substantially in accordance with and as described in Exhibit “B” attached hereto (“Server Room Improvements”). Tenant shall be responsible for any and all costs associated with completing the proposed improvements in excess of the aforementioned allowance including, but not limited to, architectural fees, construction costs, permits and similar costs and fees. Tenant shall pay such excess costs, if any, on or before taking occupancy of the Premises. Landlord estimates that it will Substantially Complete the Tenant Improvements and the Server Room Improvements on or before October 1, 2005, but in any event, said improvements shall be completed on or before the Term Commencement Date, subject to delays caused by acts of God, delays occasioned by governmental agencies or matters beyond the Landlord’s control.

Construction shall be completed by a contractor selected by Landlord. Landlord and the contractor shall enter into a construction contract for the completion of the Tenant Improvements and the Server Room Improvements. The contractor shall be entitled to a fee not to exceed ten percent (10%) of the cost of construction (hard and soft). Landlord shall require the contractor to obtain no less than three (3) bids from the electrical, mechanical and drywall subcontractors, and Landlord shall deliver copies of such bids to Tenant. Landlord shall select the subcontractors after consultation with Tenant. The Landlord and the contractor shall not be required to utilize the lowest bid for these trades if, in the Landlord’s reasonable discretion, the Landlord is of the opinion that another subcontractor will provide better quality and/or a more timely delivery of construction of the Tenant Improvements and the Server Room Improvements. Prior to authorizing the contractor to proceed, Landlord shall obtain and deliver to Tenant a price proposal for the total cost of the Tenant Improvements and the Server Room Improvements. Should Tenant desire to seek adjustments to the price proposal, Tenant shall, within twenty (20) days of submission by Landlord to the Tenant of the price proposal, cause the architect and/or contractor to alter the plans as is necessary to adjust the price proposal and establish the final cost of the improvements that is reasonably acceptable to Tenant. Any such alteration to the plans shall not result in a material adverse modification thereof and shall not result in any modification to the building permit application and the quality of materials and design shall be consistent with the remainder of the Building. In the event the Tenant is unable to alter the plans and obtain a revised proposal and submit same to the Landlord all within the said 20-day period, then and in that event, the Landlord shall and is hereby authorized to proceed with construction in accordance with the original proposal submitted by the Landlord to the Tenant. The aforementioned allowance must be utilized and expended by Tenant for the Tenant Improvements and the Server Room Improvements only.

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“Substantial Completion” shall mean the issuance of a Certificate of Completion, if such is to be issued, and a signed certification from Landlord’s architect that the Tenant Improvements and the Server Room Improvements in question have been completed substantially in accordance with the final plans and specifications referenced herein. A Certificate of Completion shall not be required for purposes of determining the Substantial Completion if it is delayed due to work performed or to be performed by Tenant. Within ten (10) days following the certification by the Landlord’s architect that the Tenant Improvements and Server Room Improvements are substantially complete, the Landlord’s architect and Tenant shall agree to a punch list of work to be completed by the Landlord. The approval of the punch list shall not be unreasonably withheld, delayed or denied. Landlord shall complete the punch list items within thirty (30) days following the issuance of the punch list. The existence of punch list items shall not delay the determination that the Premises are Substantially Complete, so long as the punch list items will not materially adversely affect Tenant’s occupancy and use of the Premises for their intended purposes.

(b) Upon the expiration of the ADT Lease, Landlord, at Landlord’s expense, shall provide a turn-key buildout for the former ADT space. The buildout shall be Substantially Completed (as defined above) within a reasonable period of time. The buildout to be provided by Landlord is described in Exhibit “C” annexed hereto. The buildout shall be Substantially Completed and ready for occupancy by Tenant prior to the ADT space being added to this Lease. Tenant’s obligation to pay rent and Operating Costs due with respect to the ADT space shall commence upon Substantial Completion (as defined above) of the ADT space.

9.        Net Lease. It is the intent of Landlord and Tenant that this Lease be a “Triple Net Lease,” meaning that, except as otherwise provided in this Lease, Tenant shall be responsible for the payment of all insurance, utilities, repairs, maintenance, replacement, sales and use taxes, property taxes and charges and impositions relative to the Premises and/or Tenant’s use and occupancy thereof, except that Tenant shall not be responsible for the payment of any mortgages or other liens placed upon the Premises by Landlord nor for the payment of any income or inheritance taxes of Landlord. This Lease shall be so construed.

10.        Alterations by Tenant. Tenant shall not make any alterations, replacements or additions to the Premises without the Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied. In the event Landlord does consent to any such additions, alterations or replacements, same shall be made in accordance with the following:

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(a) Any such alterations, repairs, replacements or additions shall not lessen the value of the said Building as it shall be as of the Term Commencement Date; and,

    (b)               Tenant shall perform such alterations, repairs, replacements or additions, in accordance with the statutes, ordinances, rules, regulations and orders of all public or quasi-public authorities having jurisdiction thereof and in accordance with the rules and regulations of the local board of Fire Insurance Underwriters; and any vendor or contractor hired by the Tenant to work in the Premises must be approved, in advance of any installation, by the Landlord. Such approval will not be unreasonably withheld, delayed, or denied and will be contingent upon the plans, specifications and inspection(s) that are provided at the time the approval is requested. Tenant shall be responsible for any and all damage caused by the vendor or contractor and,

    (c)               The Premises shall at all times be kept free and clear of all mechanic’s, materialmen’s, labor or other liens or claims of liens, and Tenant agrees to indemnify and save harmless Landlord from all claims, demands and liability, including damage to person or property arising out of or in connection with any such work, except to the extent such claims or demands arise out of or relate to improvements made by Landlord pursuant to Section 8 above; and,

    (d)               At all reasonable times during the progress of such construction work, Landlord or persons authorized by Landlord, shall have the right to go upon the Premises for the purpose of inspecting the construction work then in progress; and,

    (e)               If so requested by Landlord, at the expiration of the term of the Lease, Tenant shall return the Premises to their original condition as existed at Term Commencement Date, ordinary wear and tear and casualty loss covered by insurance excepted.

        Notwithstanding the foregoing, Tenant shall have the right, without the Landlord’s prior consent, to make any alterations or improvements to the interior of the Premises other than the addition or removal of walls and other than those that affect the Building structure, the Building’s HVAC, plumbing, mechanical or other systems or the common areas, provided that the cost of any such alterations do not exceed $50,000 in any calendar year and further provided that such alterations comply with subSections (a) through (e) above.

    11.        Use of Premises. The Premises shall be used by Tenant for general office use for Tenant’s business, and any related uses. Tenant agrees that Tenant shall not sell or permit to be kept, used or sold in or about the Premises any articles which may be prohibited by standard form fire insurance policies. Tenant further agrees that Tenant will not use said Premises, or permit the same to be used, for any unlawful or obnoxious business or practice.

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        Tenant’s use shall be subject to and in compliance with all rules, regulations, zoning ordinances and restrictions common to the subdivision wherein the Property is located. Tenant agrees to comply with all such rules, regulations, ordinances and restrictions. To the best of Landlord’s knowledge and belief without having undertaken independent investigation, Tenant’s intended use of the Premises is not prohibited by any rules, regulations, zoning ordinances or restrictions applicable to the Property. The Landlord’s knowledge and belief shall be limited to the actual knowledge of Brian Kennelly. Tenant shall have access to the Premises 24 hours a day, 365 days a year.

        Tenant shall comply with all insurance requirements imposed by insurance policies, relating to or affecting the Premises. If the insurance premiums applicable to the Premises exceed the rate that would have otherwise been applicable as a result of any failure by Tenant to comply with the insurance requirements or as a result of or in connection with the use to which the demised Premises are put by Tenant, Tenant shall reimburse Landlord for the excess upon demand. For the purposes of this Section, any finding or schedule of fire insurance rating organization having jurisdiction over the Premises shall be deemed to be conclusive.

        The existing Steelcase work stations, the conference room furniture, and all other furniture located on the Premises on April 14, 2005 (the “Landlord’s Furniture”) shall be available for use by Tenant during the Term of this Lease free of charge. Tenant shall be responsible, during the Term of this Lease, to repair and replace any such work stations and deliver same to Landlord at the expiration of the Term of this Lease in the same condition existing on the Term Commencement Date, ordinary wear and tear and casualty loss covered by insurance excepted. In addition to the foregoing, Tenant shall have the use of the existing Nortel telephone switch during the Term of this Lease and shall be responsible for maintenance and repair of same during the Term of this Lease and shall return same to Landlord upon the expiration of this Lease in the same condition existing on the Term Commencement Date, ordinary wear and tear and casualty loss covered by insurance excepted. During the Term of this Lease, Tenant shall be responsible for the payment of all Personal Property Tax relating to the foregoing personal property and all other personal property located on or about the Premises.

    12.        Utilities. Tenant shall pay all charges for utility services to, and the collection of refuse from, the Premises included in Common Area Operating Expenses. Landlord shall not be responsible to Tenant for the failure of any utility services to the Premises and Tenant shall have no right to abatement in any rent for same. The Tenant shall, at its own cost and expense, pay for the janitorial service for the interior of the Premises. Notwithstanding anything contained in this Lease to the contrary, the electrical charges to the tenants shall be equitably apportioned amongst the tenants within the Building based upon usage. Landlord represents that it has the ability to apportion the electrical charges among the tenants within the Building based upon usage.

    13.        Signs. Tenant shall have the right, at its sole cost and expense, to install signage on Landlord’s existing monument sign as well as any available building signage, or elsewhere on the property on which the Premises are located. The design and size of such signage must be approved by Landlord which approval shall not be unreasonably withheld, delayed or denied. Any sign or signs must comply with all rules, regulations, laws, statutes, deed restrictions and ordinances and/or applicable governmental authorities, and must be erected and maintained so as to not cause damage to the Building wherein the Premises are located, and such compliance shall be used as the basis for Landlord’s approval of Tenant’s signage whether affixed to the Building or not, provided such installation will not interfere with the use of the property by other tenants and will not cause irreparable damage to the Building. At the request of Landlord, upon the termination or expiration of this Lease, Tenant shall remove all of such signage and all component parts and wiring, within fifteen (15) days following such termination or expiration (without the same constituting a holdover occupancy) and Landlord shall allow Tenant reasonable access to the Building to accomplish such removal. Tenant shall fully repair and restore any damage to the Building occasioned thereby, including, but not limited to any damage or penetrations, at Tenant’s sole cost and expense, thereby returning the Building to same condition existing prior to the installation of such signage, reasonable wear and tear excepted.

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    14.        Licenses, Fees and Taxes. Tenant shall pay all state, county, municipal, occupational or other licenses, fees and taxes which may be imposed upon the business or occupation of Tenant conducted on or from the Premises and shall pay any tax imposed by the State of Florida on rentals.

        Tenant shall be responsible for its pro-rata share of all real estate taxes, assessments, CDD fees, Association assessments (regular and special) and other governmental levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature which may be imposed, levied, assessed or confirmed by any lawful taxing authority which may become due and payable out of or which may become a lien or charge upon or against the whole or any part of, the land, Building and other improvements now or at any time during the term of this Lease constituting a part of the property on which the Premises are located, and also all costs and fees (including reasonable attorneys fees and reasonable fees of Landlord’s tax consultants) incurred by Landlord in contesting any such taxes, levies, charges or assessments and/or negotiating with the public authorities as to the same. Tenant’s proportionate share of the taxes shall be paid as a part of the Operating Costs referred to in Section 15 below. Nothing in this Lease shall be required or construed to require Tenant to pay any inheritance, estate, succession, transfer, gift, income or profit taxes, that are or may be imposed upon Landlord, its successors or assigns.

    15.        Common Area Maintenance. All common areas and other common facilities (hereinafter collectively called “Common Areas”) made available by Landlord in or about the Building on the Premises or the Property shall be subject to the exclusive control and management of Landlord and Tenant’s right to use the Common Areas in common with other tenants in the Building, but nothing in this Section shall lessen Tenant’s obligation to pay its proportionate share of the operating costs as referred to below. The Landlord shall maintain and operate the Common Areas in a manner consistent with and equal to the maintenance and operation of similar office buildings within the community wherein the Premises are located. The term “Common Areas” (as initially constructed or as the same may at any time thereafter be enlarged or reduced) shall mean all areas, space, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building, and their respective employees, agents, subtenants, licensees, customers and other invitees, which may include as applicable (but shall not be deemed a representation as to their availability) the sidewalks, parking areas, access roads, driveways, landscaped areas, truck service ways, loading docks, hallways, stairways, lobbies, courts, ramps, elevators, escalators, public washrooms, electrical, sanitary, sewer and waterlines and facilities, and parcel pickup stations, roofs, foundations, structures and all other portions of the Premises and the Property described in Exhibit “A” which is not otherwise maintained by Tenant.

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        Tenant agrees to pay Landlord, as additional rent hereunder, in the manner provided below, its proportionate share, as hereafter computed, of the “Operating Costs” (as hereafter defined) of maintaining the Common Areas. “Operating Costs” shall mean total costs and expenses incurred in operating, maintaining, repairing and replacing the Common Areas including the Buildings and roof and washing of plate glass windows and the maintenance, repair and replacement of plate glass and all exterior water, sewerage and electrical services up to the point of entry into the Premises; the costs and expense of landscaping, gardening and planting, cleaning, painting (including striping) decorating, repaving, lighting, sanitary control, removal of garbage and other refuse, fire protection, security devises and personnel, water and sewerage charges, any parking tax or surcharge imposed by law against Landlord, Building or the property; any assessments or fees imposed by any Subdivision, Condominium Association or by any Special Taxing District or CDD; the cost of all insurance carried by Landlord covering the Common Areas and/or the Building, including without limitation, public liability, personal and bodily injury and property damage liability, fire and extended coverage, vandalism and malicious mischief and all broad form coverage, and any other insurance that may be carried by Landlord covering the Common Areas and/or the Building, all in limits selected by Landlord subject to the terms of this Lease; the cost of ad valorem taxes on the Common Areas, Building, and the Premises; the cost of operation of loudspeakers and any other equipment supplying music to the Common Areas or any parts thereof; the cost of operation of public toilets and the cost of personnel (including applicable payroll taxes, workmen’s compensation insurance and disability insurance) to implement all the foregoing, including the policing of the Common Areas; cost of Building management fees which shall be an amount not to exceed four percent (4%) percent of base rent for the Building or Buildings where the Premises are located (base rent as specified in Section 4 above excluding Operating Costs pass throughs and sales taxes). Landlord may however, cause any or all of said services to be provided by an independent contractor or contractors. It is understood and acknowledged that the Operating Costs includes costs of capital improvements to the common areas as well as reserves for capital improvements. Notwithstanding anything in this Lease to the contrary, Operating Costs shall not include any of the following: (1) amounts paid to entities related to Landlord or its officers, directors, members, managers or principals in excess of the cost of such services from any competitive source; (2) any amounts reimbursed from insurance proceeds or under warranty; (3) late charges or penalties incurred as a result of Landlord’s failure to pay bills in a timely manner unless arising out of the acts or omissions of Tenant; or (4) any expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as an operating expense of landlords of comparable properties.

        Tenant’s share of the Operating Costs shall be in an amount equal to the product obtained by multiplying the total Operating Costs paid or incurred by Landlord during the year by the percentage equal to Tenant’s pro rata share which shall be that percentage equal to the percentage that the Rentable Space of the Premises bears to the total Rentable space contained in the Building wherein the Premises is located. On December 31st of each year Landlord shall estimate the total of Operating Costs for the succeeding year (“Calculation Period”) and Tenant agrees to pay one twelfth (1/12th) of Tenant’s pro-rata share thereof, together with sales tax thereon, concurrently with each monthly rental payment. For the first Calculation Period the estimated cost shall be $8.82 per square foot of Rentable Space and therefore, Tenant’s share shall be deemed to be $70,965.62 per month, plus sales tax thereon, subject to adjustments for changes in the actual Rentable Space. For purposes of the calculations under this Section, the Building wherein the Premises are located shall have a total of approximately 101,312 square feet of Rentable space and the Tenant’s proportionate share of Operating Costs shall be 95.302%. At the end of each Calculation Period, Landlord shall total and prorate the Operating Costs and either reimburse Tenant for any overpayment or charge Tenant for any shortfall. Payment shall be made by Landlord or Tenant, as the case may be, to the other party within thirty (30) days after written notice to the party required to pay is posted in the U.S. Mail. Tenant shall be entitled to review Landlord’s books of account with respect to the Operating Costs, at any reasonable time upon giving reasonable notice. Landlord, in Landlord’s sole discretion, may expand or reduce the rentable areas and common areas in which case the Operating Costs or the Tenant’s pro-rata share of the Operating Costs, as the case may be shall be adjusted accordingly; provided, however, Tenant’s pro-rata share shall not be increased without its consent.

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        Landlord shall have no liability to Tenant on account of any temporary failure, modification or interruption of any such service which arises out of any act of god or which is required by applicable law. Any time during the Term Tenant shall have the option of paying electricity and/or other utilities and charges comprising the Operating Costs directly to the provider of the utilities or the services in question. In such case, Tenant shall utilize service providers selected by Landlord and shall pay such charges as and when due, and if the ADT Lease is still in effect, Tenant shall be entitled to receive from ADT all payments for ADT’s pro-rata share of the Operating Costs.

    16.        Tenant to Observe Laws, Rules and Regulations. Tenant agrees, insofar as applicable to Tenant’s responsibility during the term of this Lease, to promptly observe, comply with and execute at its own cost and expense all present and future laws, rules, requirements, orders, directions, ordinances, and regulations, of any and all governmental authorities or agencies, bureaus, boards or officials, and of any Board of Fire Underwriters relating to the Premises and/or the use thereof by Tenant.

        Tenant, however, may contest, review or appeal from all governmental laws, rules, requirements, orders, directions, ordinances or regulations, provided Tenant shall, prior to contesting the same, notify Landlord in writing of its intention to do so, and shall guarantee to Landlord that its title or other interest in the Premises shall not be divested nor shall there be any seizure, destruction, alteration or other interference with the Premises by any governmental authority, and provided that all such proceedings shall be promptly commenced by Tenant and diligently prosecuted by Tenant at its expense to a speedy and final conclusion.

        In the event Tenant contaminates the groundwater in connection with its use of the Premises, Tenant agrees to hold harmless and indemnify Landlord, and Landlord’s successors and assigns from any and all claims, suits, actions, debts, damages, costs, charges, and expenses, including attorney’s fees, paralegal, legal assistant and similar fees and costs, and against all liability, losses and damages of any nature whatsoever, that Landlord may at any time sustain by reason of any such groundwater contamination.

    17.        Insurance. At all times subsequent to the commencement date of the term of this Lease and during the full term, Tenant shall keep the Premises covered, at Tenant’s sole cost and expense by the following types of insurance:

    (a)               Fire and extended coverage multi-peril insurance in an amount equal to 100% of the full replacement cost of Tenant’s furniture, fixtures and equipment located on the Premises. Any policy providing such coverage shall contain the so called special coverage all risk endorsement and the full replacement cost endorsement.

    (b)        Claims for personal injury or property damage under a policy of general public liability insurance with limits of at least TWO MILLION and NO/lOO ($2,000,000.00) DOLLARS in respect to bodily injury and property damage.

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(c) Intentionally deleted.

(d) Against such other hazards and in such amounts as the holder of any mortgage to which this Lease is subordinate may from time to time require.

        All insurance required to be maintained by Tenant shall be effected by valid and enforceable policies issued by insurers licensed to do business in the State of Florida, countersigned by an agent licensed to do business in Florida and of recognized responsibility satisfactory to Landlord. Within fifteen (15) days before the commencement of the term of this Lease, Tenant shall promptly deliver to Landlord the certificates evidencing coverage as specified above and within fifteen (15) days after the premium of each such policy shall become due and payable, such premium shall be paid by Tenant and Landlord shall be furnished with satisfactory evidence of such payment.

        All policies of insurance required to be maintained by Tenant shall name Tenant, Landlord, and Osprey Management Company, LLC., and, if Landlord requests, any mortgagee as additional insureds as their respective interests may appear. If Landlord so requires, the policies of insurance provided for above shall be payable to the holder of any mortgage, as the interest of such holder may appear, pursuant to a standard mortgagee clause. All such policies shall, to the extent obtainable, provide that any loss shall be payable to Landlord or to the holder of any mortgage notwithstanding any act or omission of Tenant (other than non-payment of premiums) which might otherwise result in forfeiture of such insurance. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be canceled without at least ten (10) days prior written notice to Landlord and to the holder of any mortgage to whom loss hereunder may be payable.

        Landlord shall keep the Building in which the Premises are located and other facilities located on the real property and the Landlord’s Furniture insured against loss or damage by fire or other casualty with extended coverage endorsement in an amount not less than 100% of the replacement cost of the Buildings and improvements which said expense shall be considered an “Operating Cost.” If, because of anything done, caused, or permitted to be done by Tenant, the insurance premiums for such policy and/or policies carried by other tenants in the Building shall be higher than they would otherwise be, Tenant shall reimburse Landlord and such other tenants for the additional premiums within ten (10) days after receiving proof of payment and a statement reflecting the amount of the increase. A pro rata portion of the premium for said policy shall be reimbursed by Tenant in accordance with Section 15 above as a part of “Operating Costs”.

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    18.        Destruction by Casualty. In the event of destruction of damage or destruction to the Premises by fire or other cause, or a substantial destruction to the Common Areas serving the Premises, Landlord shall have the option to repair or restore the same, as the case may be, at Landlord’s expense, or to terminate this Lease, returning unearned rental monies to Tenant thereupon, Landlord to notify Tenant of the option selected by Landlord within thirty (30) days after such event; provided, however, that in the event Landlord exercises such option to repair or restore the Premises, the same shall be done within a period of one hundred eighty (180) days from the date of such damage or destruction. Landlord shall not be responsible in the event of delays in said repairing or restoring if the same is due to causes beyond Landlord’s control. Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease upon written notice to Landlord in the event the repairs or restoration are not Substantially Completed within a period of one hundred eighty (180) days from the date of the damage or destruction. If Landlord exercises the option to repair or restore the Premises and/or Common Areas, the Premises and/or Common Areas, as the case may be, shall be in character and appearance, equal to the Premises or Common Areas damaged or destroyed and shall be constructed in a manner substantially in accordance with the specifications referred to above, subject to zoning ordinances and regulations. It is further agreed that in the event of such damage or destruction, and the exercise of Landlord’s option to repair the same, that this Lease shall continue in full force and effect, but if such damage or destruction shall be of such extent that Tenant cannot conduct business on the Premises, then the rent and other payments, if any, which Tenant is obligated to make hereunder, shall abate until the Premises have been fully and completely restored by Landlord and possession thereof delivered to Tenant. Any rent paid in advance shall be proportionately rebated. If Tenant can continue to conduct business in the Premises but is deprived of the use of a part or parts thereof or of the Common Areas by reason of such damage or destruction, then the rent and other payments, if any, which Tenant is obligated to make hereunder, shall equitably abate in proportion to the rental value of the space which Tenant is unable to use, until the Premises or Common Areas, as the case may be, shall have fully and completely been restored by Landlord. If Landlord elects or is obligated to repair the Premises or the Common Areas pursuant to this Section, Landlord shall make diligent good faith efforts to commence and complete such repairs as quickly as reasonably possible. In no event shall the rent abate if the damage or destruction is caused by the willful act or negligence of Tenant, its agent, or servants, and Landlord is prejudiced thereby in respect to collection of proceeds from any insurance policies covering the Premises. In no event shall Landlord be responsible for repairing, or restoring any of Tenant’s fixtures, equipment, Tenant improvements or other improvements or items maintained or installed on the Premises by Tenant, but Landlord shall repair or restore the Landlord’s Furniture.

    19.        Condemnation. In the event that any portion of the Premises or all of the Premises or a substantial portion of the Common Areas serving the Premises are taken under condemnation proceedings, or by sale under threat of condemnation, Landlord shall be exclusively entitled to all compensation to be paid by the condemning authority. Notwithstanding the foregoing, Tenant may pursue any claim Tenant may have for business interruption or moving expenses, or for the value of or damages to or for the cost of removal of Tenant’s movable trade fixtures and other personal property that would remain Tenant’s property upon the expiration of the Term, that are recoverable by Tenant in Tenant’s own right, provided that any such claim, if successful, will not result in a reduction in any award to which Landlord otherwise would be entitled. If the portion of the Premises or Common Areas taken is such that Tenant is not adversely affected in the conduct of Tenant’s business, then this Lease shall continue in full force and effect with no abatement of rentals to be paid hereunder as though such property was not taken. If, on the other hand, the taking of a portion of the Premises or Common Areas is such as to adversely affect the conduct of Tenant’s business, then and in that event, Tenant shall have the right to an equitable abatement of rent and other payments, if any, which Tenant is obligated to make hereunder. In the event that the portion or amount of property taken by condemnation or by sale under threat of condemnation is such as to preclude Tenant from effectively conducting Tenant’s business in substantially the same manner Tenant conducted its business prior to such taking or conveyance in lieu thereof, then Tenant shall have the right to cancel and terminate this Lease which right shall be exercised, if at all, by Tenant so notifying Landlord within thirty (30) days after the taking or conveyance of the property. If Landlord and Tenant cannot agree on an equitable rental reduction or whether Tenant has the right to cancel this Lease, then the same shall be referred to a panel of three (3) arbitrators, one of which is appointed by each party, and the third appointed by the first two arbitrators, who shall meet within ten (10) days of appointment and then and there determine a fair reduced rental (and other payments, if applicable) or whether Tenant is entitled to cancel this Lease, both parties covenanting and agreeing to be bound by the arbitration decision.

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    20.        Entry Upon Premises. Tenant agrees that Landlord may at any reasonable time or times during the business hours of Tenant, enter upon the Premises for the purpose of inspecting the same, show the Premises to prospective tenants (only during the last 9 months of the Term) or purchasers, or to make necessary repairs where Landlord is obligated to make such repairs or where Tenant is delinquent in making repairs it is obligated to make. Except in case of emergency, Landlord will not, without Tenant’s prior consent, which consent will not be unreasonably withheld, delayed or denied, (a) enter into any occupied boardrooms or conference rooms while meetings are in session therein or (b) enter any office within the Premises if the office is occupied by one or more person and the door to the office is closed. Landlord shall exercise its rights under this Section 20 in a manner so as to not unreasonably interfere with Tenant’s business in the Premises.

        Tenant agrees to permit Landlord and Landlord’s agents, during the 9 months prior to the expiration of the Term, to place a free standing sign on the property on which the Premises are located in one or more conspicuous places advertising the Premises “For Sale” and “To Let”, provided that said signs shall not obstruct the windows of or entrances to the Premises or otherwise interfere with the operation of Tenant’s business.

        Tenant further agrees to allow Landlord to enter upon the Premises at all reasonable times for the purpose of installing or servicing electrical wiring, telephone cables, water and sewer lines, or other similar transmission lines, which cross the Premises for the purpose of rendering service to adjacent property.

        At all times during the term of this Lease, duplicate keys to the exterior doors of the premises shall be retained by Landlord. In addition, duplicate keys shall be furnished by Landlord to be placed in a lock box for the Fire Marshall if elected by Landlord.

    21.        Assignments and Subletting. Except as otherwise permitted in this Section, Tenant shall not voluntarily, involuntarily or by operation of law, assign or in any manner transfer or otherwise encumber this Lease or any estate, interest, or benefit therein, or sublet the Premises or any part or parts thereof or permit the use of the same or any part thereof by anyone other than Tenant without the prior written consent of Landlord, which shall not unreasonably be withheld, conditioned or delayed. If Tenant is a corporation, partnership or company, a change in the current voting control of Tenant or a transfer of ownership shall be considered an assignment hereunder. Consent by Landlord to any assignment for transfer of interest under this Lease or subletting of said premises or parts thereof shall not constitute a release, waiver or consent to any other assignment or subletting but shall be limited to the instance stated in such written consent, transfer of interest or subletting. No assignment or subletting shall operate to release Tenant from any obligation or responsibility hereunder. In the event that Tenant assigns or subleases all or any portion of the Premises in violation of this Section, any such assignment shall be deemed void.

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        In the event of a request by Tenant to Landlord to approve an assignment, Tenant shall reimburse to Landlord the reasonable costs and value of time invested by Landlord in determining the proposed assignee’s acceptability, which reimbursement shall be a condition of approval. Such reimbursement shall also include any reasonable attorney’s fees, paralegal, legal assistant and similar fees, court costs and expenses incurred relative to the same, not to exceed $1,000.

        If Tenant shall assign or sublet the Premises, or any part thereof, having first obtained Landlord’s consent, at a rent in excess of the rent due and payable by Tenant under the Lease, said excess rent shall be split equally between Landlord and Tenant and Landlord’s share shall be paid to Landlord promptly when due under any such assignment or subletting as additional rent hereunder; however, Landlord shall not be responsible for any deficiency if Tenant shall assign or sublet the Premises or any part thereof at a rent less than that provided for herein.

        Notwithstanding the foregoing, Tenant may assign this Lease or sublet the whole of the Premises to a legal entity which is either (i) the successor, by merger or otherwise, to all or substantially all of Tenant’s assets and liabilities, or (ii) controls or is controlled by or is under common control with Tenant, provided the following conditions are satisfied:

a. At the time of any assignment or subletting, Tenant shall not be in default under this Lease;

b. In the case of an assignment, the assignee shall have a net worth that is equal to or greater than Tenant’s net worth on the date of the assignment;

c. The sublessee or assignee shall occupy the Premises and conduct its business in accordance with the uses permitted under Section 11;

    d.               The sublessee or assignee shall, at the option of Landlord, become liable directly to Landlord for all obligations of Tenant hereunder and Tenant hereunder shall remain liable to Landlord for all obligations of the Assignee or Sub-Lessee hereunder; and

e. Tenant shall deliver to Landlord a fully executed counterpart of the assignment or sublease agreement, as the case may be.

    22.        Default by Tenant. The occurrence of one or more of the following is a default under this Lease by Tenant:

    (a)               Failure to pay rent, additional rent, or Tenant’s pro-rata share of Operating Costs when due if such failure continues for a period of fifteen (15) days after the receipt of written notice from Landlord to Tenant; provided, however, Landlord shall not be required to give such notice to Tenant more than once during any twelve (12) month period. If Landlord delivers such notice, Tenant shall be in default under this Lease if during the following twelve (12) month period Tenant fails to pay any of the sums referenced in this Section 22(a) for a period of fifteen (15) days after the due date for same.

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    (b)               Failure to make any payment other than those sums referenced in Section 22(a) above when required under this Lease if the failure continues for a period of fifteen (15) days after the receipt of written notice from Landlord to Tenant.

    (c)               Failure to comply with any provision of this Lease except under subSections (a) and (b) if the failure continues for thirty (30) days after notice from Landlord to Tenant; provided, however, Tenant shall not be in default if the matter in question cannot reasonably be cured within the thirty (30) day period as long as Tenant commences to cure the default within the thirty (30) day period and thereafter continuously and diligently proceeds to complete the performance required to cure such default.

    (d)               Making a general assignment or arrangement for the benefit of creditors, being adjudicated a bankrupt, receiving the benefit of any insolvency, readjustment of debts, reorganization or bankruptcy law, entering into an agreement of composition with creditors, having a receiver or trustee appointed to take possession of Tenant’s assets on the property or his interest under this Lease or the seizing under legal process of Tenant’s assets on the property or Tenant’s interest in this Lease when the action under this subSection is not canceled, discontinued, dissolved or discharged within ninety (90) days.

    (e)               If Tenant is a corporation, partnership, or otherwise other than an individual, and any part or all of its shares of stock, partnership interest, or other beneficial or voting interest shall be transferred by sale, assignment, bequest, inheritance, operation of law or other disposition so as to result in a change in the present effective voting control of Tenant by the person or persons owning a majority of the shares of stock, partnership or interest, or other beneficial or voting interest on the date of this Lease, except that a sale or transfer permitted pursuant to Section 21 above shall not constitute a default hereunder.

    23.        Remedies on Default.

(a) If a default by Tenant occurs, Landlord may:

(1)	Immediately re-enter and remove all persons and personal property from the demised Premises, storing the removed property in a public warehouse or elsewhere at Tenant’s expense without liability, or

(2)	Landlord may retake possession of the demised Premises for the account of Tenant and relet the demised Premises, or any part thereof, for such term or terms and at such rental and upon such other terms and conditions as the Landlord may deem advisable, in which event the rents received by the Landlord from reletting shall be applied first to the payment of such expense as Landlord may be put to in reentering, and then to the payment of the rent due and to become due under this Lease, the balance, if any shall be paid over to Tenant, who shall remain liable for any deficiency; or,

(3)	Landlord may stand by and do nothing and shall have the right to sue Tenant as each installment of rent matures, or accelerate the balance of installments due and sue for same; or

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(4)	Terminate this Lease by notice to Tenant in which event Tenant shall immediately surrender possession of the demised Premises to Landlord and all loss or damages incurred because of Tenant’s default including all rent due or to become due shall become due forthwith.

(b) Notice or demand is not a prerequisite to any remedy unless another part of this Lease provides for notice or demand in which event that provision shall prevail.

    (c)               In addition to any other loss or damages that Landlord sustains because of Tenant’s default, Tenant shall pay all expenses of repairs to the Premises or the property on which the Premises are located required as a result of its tenancy, transfer and storage charges for Tenant’s personal property removed from the Premises, costs, expenses and reasonable attorney’s fees for enforcing or construing this lease, whether for trial, appeal or otherwise.

    (d)               All remedies of Landlord are cumulative to each other and to any other remedies given by law. All rights of Landlord on Tenant’s default apply to an extension of this Lease if the Lease has been extended as of the date of default. By making a payment for Tenant or from any security deposit, Landlord does not waive Tenant’s default or any right Landlord has because of the default except to the extent that any such default has been cured by the application of the Security Deposit and provided said Security Deposit has been replenished as provided for elsewhere herein.

    24.        Default by Landlord. Landlord shall be in default hereunder if Landlord (i) fails to perform or observe any covenant, warranty, condition or agreement in this Lease to be performed or observed by Landlord or (ii) fails to pay any real estate taxes or any other charge when such payments are required to be paid by Landlord which shall become a lien upon the Premises, and if Landlord fails to cure such default within thirty (30) days after notice from Tenant specifying the default. Notwithstanding the foregoing, Landlord shall not be in default under this Lease if the matter in question cannot reasonably be cured within the thirty (30) day period as long as Landlord commences to cure the default within the thirty (30) day period and thereafter continuously diligently proceeds to complete the performance required to cure such default.

        Upon Landlord’s default and failure to cure in accordance with the terms of this Section 24, Tenant shall have the right at any time thereafter to (i) cure such default for the account of Landlord, and any amount paid or any contractual liability reasonably incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord, and Landlord shall reimburse Tenant for any amounts paid upon written demand by Tenant, or (ii) if such default materially and adversely affects Tenant’s use of the Premises, Tenant may terminate this Lease, whereupon all obligations of Tenant hereunder shall cease. Tenant may cure any default prior to the expiration of the thirty (30) day period described in preceding paragraph, after such notice to Landlord, if the curing of such default prior to the expiration of such thirty (30) day period is necessary to protect the Premises or Tenant’s interest therein, to prevent injury or damage to persons or property, or to permit Tenant to conduct its usual business operations in the Premises. The remedies provided in this Section shall be cumulative to those provided elsewhere herein or by law.

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    25.        Performance of Obligations. In the event Landlord shall pay or be compelled to pay a sum of money, or to do any act which requires the payment of any money, by reason of the failure of Tenant to perform one or more of the covenants herein contained to be kept and performed by Tenant, then in such event, the sum or sums so paid by Landlord, together with all interest, expense or obligations incurred by Landlord, shall be considered as additional rent and shall be added to the rent becoming due for the next month and shall be collectible in the same manner and with the same remedies as if they had been rents originally reserved. In the event Tenant shall pay or be compelled to pay a sum of money, or to do any act which requires the payment of any money, by reason of the failure of Landlord to perform one or more of the covenants herein contained to be kept and performed under this Lease, then in such event, the sum or sums so paid by Tenant, together with all interest, expense or obligations incurred by Tenant, shall be due and payable by Landlord upon written demand therefore.

    26.        Surrender. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, may operate as an assignment to it of any or all such subleases or subtenancies.

    27.        Notices. All written notices required or permitted hereunder shall be deemed effective and duly given:

(i)	when personally delivered;

(ii)	when sent by telephone facsimile (the sender shall also send a “hard copy” following the facsimile, however the notice shall be effective upon the transmission of the facsimile if confirmed by Sender with words “Confirming delivery of notice from “);

(iii)	one day after depositing in the custody of a nationally recognized receipted overnight delivery service; or

(iv)	two days after posting in the United States first class, registered or certified mail; and,

in the case of iii or iv above with postage prepaid and addressed to the recipient at its address as set forth as follows:

TO Landlord:

Osprey-Lakewood Ranch Properties, LLC, a Florida Limited Liability Company 305 East Main Street Brighton, Michigan 48116 Fax No.810-225-9664

With a copy to: c/o Sam D. Norton, Esq.

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Norton, Hammersley Lopez & Skokos, P.A. 1819 Main Street, Suite 610 Sarasota, Florida 34236 Fax No. (941) 954-2128

Osprey S.A. Ltd. 1819 Main Street Sarasota, Florida 34236 Fax No. (941) 366-0892

To Tenant:	Gevity HR, Inc. Attn: Chief Financial Officer 9000 Town Center Parkway Bradenton, Florida 34202 Fax No. 941-741-4698

With a copy to: Gevity HR, Inc. Attn: General Counsel 9000 Town Center Parkway Bradenton, Florida 34202 Fax No. 941-744-3322

Either party may change its address by giving notice of such change in the manner prescribed above.

    28.        Estoppel Certificates. Each party agrees to provide to the other, at any time, within ten (10) days of the other party’s written request, a certificate certifying that this Lease is unmodified and in full force and effect or in full force and effect as modified, and stating the modifications. The certificate shall also state the amount of monthly rent, the dates to which the rent has been paid in advance, and the amount of any security deposit or prepaid rent. It is intended that any such certificate delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the Premises or any portion thereof or any Lender of the Tenant. In the event either party fails to provide any estoppel certificates within the time frame set forth herein, same shall be deemed a default hereunder.

    29.        INTENTIONALLY DELETED.

    30.        Broker. Tenant and Landlord represent and warrant that they have dealt with no broker, agent, or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Osprey Real Estate Services, LLC, which represents Landlord exclusively and not Tenant, and Rick Wolfe & Associates, Inc., which represents Tenant exclusively and not Landlord, and each agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this Section shall survive the termination of this Lease.

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    31.        Radon Gas. Pursuant to Florida Statutes §404.056 (8), Landlord is required to give Tenant the following disclosure:

“RADON GAS: Radon is a naturally occurring radioactive gas, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from your County Public Health Unit.”

    32.        Waiver. In the event Landlord does not insist on a strict performance of any of the terms and conditions hereof, such shall not be deemed a waiver of the rights or remedies that Landlord shall have to insist upon strict performance of any such terms or conditions in the future or any other conditions and terms of this Lease.

    33.        Successors and Assigns. The conditions and covenants herein contained shall apply to and bind the heirs, successors, personal representatives and assigns, where allowed, of the parties hereto.

    34.        Invalidity of any Provisions. If any term, covenant, condition or provision of this Lease shall be held to any extent to be invalid or unenforceable under applicable law, the remaining terms, covenants, conditions and provisions of this Lease shall not be affected thereby but shall remain in full force and effect.

    35.        Interpretation. The masculine, feminine or neuter gender, wherever used herein, shall be deemed to include the masculine, feminine and neuter whenever and wherever applicable herein. Whenever the singular is used it shall be deemed to include the plural whenever and wherever applicable herein. The venue of any action brought to enforce the terms and provisions of this lease shall be Sarasota County, Florida.

    36.        Relationship of the Parties. Nothing herein contained shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between Landlord and Tenant; it being understood and agreed that neither the method of computing rent nor any other provision contained herein nor any acts of Landlord and Tenant shall be deemed to create any relationship between the parties other than that of Landlord and Tenant.

    37.        Development Plan. The Landlord’s real property described in Exhibit “B-1” annexed hereto may, at the election of the Landlord, be utilized as a part of a common development with adjacent or contiguous properties. The Landlord reserves the right to provide easements for ingress, egress, utilities, drainage and parking as well as any other use of the property described in Exhibit “B-1” for the benefit of and use of the Tenants, licensees, invitees and Owners of adjacent properties, provided the foregoing will not materially and adversely affect Tenant’s use and occupancy of the Premises or the conduct of its business therein or reduce the number of parking spaces on the Property below the number of parking spaces required pursuant to this Lease. Landlord reserves the right to enter into agreements with the Owners of adjacent properties for the sharing of any costs or expenses associated with the foregoing which said expenses shall be included in and become a part of the Operating Costs referred to herein, provided such sharing results in a net reduction in cost to Tenant. The Landlord reserves the right to alter the Common Areas as well as any Buildings or structures located on the property described in Exhibit “B-1” annexed hereto, provided such alteration will not materially and adversely affect Tenant’s use and occupancy of the Premises or the conduct of its business therein or reduce the number of parking spaces on the Property below the number of parking spaces required pursuant to this Lease. The Tenant agrees to abide by and comply with any such easements, restrictions and covenants, and any assessments or fees associated therewith shall become a part of the Operating Costs referred to in Section 15 above.

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    38.        Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease means only the owner for the time being or the mortgagee in possession for the time being of the demised Premises. Each time the demised Premises are sold, the selling Landlord shall be entirely relieved of all obligations and liability under this Lease with the exception of those claims previously asserted in writing to Landlord, provided, however, the assignee of this Lease shall acquire its interest in this Lease subject to any claims Tenant may have hereunder.

    39.        Additional Rent. All taxes, charges, costs, and expenses which the Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of the Tenant’s failure to pay such amounts, and all damages, costs, and expenses which the Landlord may incur by reason of any default of the Tenant or failure on the Tenant’s part to comply with the terms of this Lease, shall be deemed to be additional rent and, in the event of nonpayment by the Tenant, the Landlord shall have all rights and remedies with respect thereto as the Landlord has for the nonpayment of the basic rent referenced in Section 4 above.

    40.        Strict Performance. No waiver of or failure to enforce a breach of this Lease is a waiver of any other or subsequent breach. No extension of time granted under this Lease to perform a part of it extends the time for performance of another part or any subsequent performance of any part. Time is of the essence of this Lease and each part of it.

    41.        Indemnity. Subject to the limitations set forth below, Tenant shall indemnify Landlord and hold Landlord harmless from any claims or demands arising from:

    (a)               Tenant’s use or possession of the Premises and the conduct of any business by Tenant, its invitees or licensees, on the Premises and anything done or permitted by Tenant in or about the Premises, or any of them;

(b) Any default of Tenant under this Lease;

(c) The negligence of Tenant and Tenant’s agents, contractors, subtenants, employees, invitees or licensees, or any of them in connection with the Premises;

(d) Any damage to the property of Landlord or others or injury to any person on or about the Premises caused by Tenant, its employees, agents or invitees;

(e) Any legal or administrative proceedings occasioned by Tenant in which Landlord is made a party without Landlord’s fault;

    (f)               All costs, attorney’s fees and expenses incurred by Landlord in connection with the items indemnified against. Tenant shall defend any legal action or proceedings resulting from a claim or demand indemnified against at its expense by attorneys satisfactory to Landlord on receipt of notice from Landlord to do so.

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    42.        Option to Purchase Up to 50% Interest. Tenant shall have the exclusive, non-assignable, option to purchase an undivided fifty percent (50%) interest in the Premises and the Property described in Exhibit “A” annexed hereto together with any expansion thereof, during the Term of this Lease upon the following terms and conditions:

(a) There shall be no Event of Default then existing under the terms of this Lease.

    (b)               Landlord and Tenant shall have entered into a mutually acceptable agreement to expand the Premises and amend the Lease to include the expanded Premises to no less than a total of 150,000 square feet of Rentable Space upon terms and conditions acceptable to Landlord and Tenant in their sole and absolute discretion (“Agreement To Expand”).

    (c)               The Tenant, in order to exercise this option, shall provide to the Landlord adequate assurance, as determined by the Landlord in its reasonable discretion, that the Tenant is financially able to exercise and fund the acquisition contemplated herein.

(d) The Property and any required real property which may be acquired by Landlord in order to accomplish the expansion shall be referred to herein as the “Option Property.”

(e) The purchase price for the undivided one-half (1/2) interest in the Option Property shall be an amount equal to one-half of the sum of:

    (i)        the fair market value of the Property, including the Building and the other improvements located thereon, which shall be conclusively determined by a real estate appraiser mutually selected by Landlord and Tenant. If Landlord and Tenant are unable to agree on an appraiser, then Landlord and Tenant each shall select an appraiser. If the two appraisers so selected cannot agree within fifteen (15) days after the selection of the second appraiser, the two appraisers shall, within ten (10) days thereafter, select a third appraiser. The three appraisers shall use their best efforts to unanimously agree upon the fair market value, and the decision of the three appraisers shall be given within a period of thirty (30) days after the selection of the third appraiser. In the event the three appraisers cannot unanimously agree upon the fair market value, the fair market value shall be the average of the three appraisers’ written valuations. Each party shall pay the fees and expenses of the appraiser selected by or on behalf of such party, and the fees and expenses of the third appraiser shall be borne equally by both parties. Each appraiser selected pursuant to this Section shall be an MAI appraiser in the Manatee County, Florida area and be devoting substantially all of their time to professional appraisal work at the time of selection and be in all respects impartial and disinterested; and

    (ii)        The actual cost of acquiring any additional land necessary for the expansion together with all costs of construction (hard and soft) permitting and impact fees necessary to construct the additional space contemplated by the Agreement to Expand.

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    (f)               In order to exercise the foregoing option, the Landlord and Tenant must enter into an Agreement to Expand during the first seven (7) years of the Term of this Lease and the Tenant must exercise this option simultaneously upon the full execution of the Agreement to Expand. If Tenant so requests, Landlord shall provide Tenant with its good faith estimate of the purchase price for an undivided one-half (1/2) interest in the Option Property prior to the execution of the Agreement to Expand. Failure of tenant to provide notice of its exercise of the option simultaneously with the execution of the Agreement To Expand shall be deemed a waiver of the option contained herein and the option shall immediately lapse and shall be void and of no further force or effect whatsoever. Closing shall take place within thirty (30) days following the date on which Landlord is in a position to convey title to an undivided one-half (1/2) interest in the Option Property to Tenant free and clear of all liens and encumbrances, except taxes and assessments not yet due and payable.

    (g)               It is understood and acknowledged that the Landlord is under no obligation to enter into the Agreement To Expand unless upon terms and conditions acceptable to Landlord as determined by Landlord in its sole and absolute discretion.

    43.        Authority of Tenant. The undersigned represents and warrants that it has the authority to execute this lease agreement and bind the Tenant to the terms hereof. In connection therewith, and annexed hereto as Exhibit “D” is a corporate resolution authorizing the execution of this Lease.

    44.        Rules and Regulations. The Tenant agrees that the Tenant and its employees and others connected with the Tenant’s operations at the Premises will abide by all reasonable rules and regulations from time to time established by the Landlord by written notice to the Tenant with respect to the project wherein the Premises are located, a current copy of which are annexed hereto as Exhibit “F”, but which are subject to change at Landlords discretion, provided such changes shall not materially and adversely affect Tenant’s ability to conduct its business in the Premises.

45.     Waiver of Subrogation. Landlord and Tenant shall each be released from any liability resulting from damage by fire or casualty (irrespective of the cause of such fire or casualty), upon the express provision that if at any time their respective insurers shall refuse to permit waivers of subrogation, Landlord or Tenant may in each instance revoke said waiver of subrogation effective thirty (30) days from the date of notice to the other unless, within such thirty (30) day period, the other is able to secure and furnish, without additional expense, insurance in other companies with such waiver of subrogation, or if such waiver can only be obtained at additional expense, if the other agrees to pay such additional expense.

46.     Recording of Lease. This lease or the contents of the lease shall not be recorded in the Public Records without the Landlord’s prior written consent.

47.     INTENTIONALLY DELETED.

48.     Miscellaneous.

    (a)              Attorney’s Fees. In the event of an action brought by any party to this Lease Agreement to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action shall be entitled to recover its reasonable attorney’s fees, court costs and other expenses incurred at all trial and appellate levels. 22

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    (b)              Quiet Enjoyment and Covenant of Title. Landlord covenants that it has full right and power to execute this Lease and grant the estate demised herein and that Tenant, upon payment of the rents herein reserved, and performing the terms, conditions, and covenants herein contained, shall peacefully and quietly have, hold, and enjoy the Premises during the term of this Lease, and any extensions hereof, from all persons claiming through Landlord.

    (c)              Keys and Locks. Landlord warrants that the locks on the doors and windows (if applicable) are operational under the Landlord’s master key system. Tenant shall not “re-key” or change any door or window lock located on the Premises without the Landlord’s prior written consent. Any and all keys providing ingress and egress to and from the Premises shall be keyed to enable the operation of the Landlord’s master key system. In the event the Landlord consents to re-keying or any change of any Premises lock, Tenant shall arrange such re-keying through Landlord to ensure that any new or re-keyed lock can be opened by Landlord’s master key. It shall be considered a default under this Lease, if at any time, Landlord discovers that it can not gain access to the Premises because of a change to any door or window lock made by the Tenant or any of its employees without the prior written consent, and which changed or new lock can not be opened by the Landlord’s master key. Landlord agrees to use its master key for access to the Premises only under the rights and obligations of this lease.

    (d)              Parking Spaces. Notwithstanding anything in this Lease to the contrary, throughout the Term Tenant shall have the non-exclusive right to use 588 unreserved parking spaces located on the Property. Except for particular spaces and areas designated by the Landlord all parking in the Building Parking Area shall be on an unreserved, first-come, first-served basis.

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    Tenant shall not store or permit its employees to store any automobiles in the Parking Area without the prior written consent of the Landlord. Only non-commercial automobiles shall be parked in the Parking Area. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Area or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Area overnight, Tenant shall provide the Landlord with prior notice thereof designating the license plate number and model of such automobile.

    Landlord shall have the right from time to time to promulgate reasonable rules and regulations regarding the Parking Area, the spaces and the use thereof, including but not limited to, rules and regulations controlling the flow of traffic to and from the various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as reasonable additions and amendments thereto.

    Tenant assumes all liability for losses, damages or expenses resulting from personal injury or property damage arising out of the use of the parking spaces by Tenant caused in whole or part by Tenant, its agents or employees.

    (e)              Fixtures/Personal Property. Any trade fixtures, unattached and movable equipment and furniture, and other personal property brought into the Premises by Tenant (collectively “Tenant’s Property”) shall be owned and insured by Tenant. Tenant shall remove all such Tenant’s Property from the Premises in accordance with the terms of this paragraph. Any and all alterations, additions, and improvements to the Premises including any built-in furniture, the Tenant Improvements and Server Room Improvements shall be owned by Landlord and shall remain upon the Premises. At the expiration or earlier termination of the Lease or Tenant’s right of possession hereunder, Tenant shall remove all of Tenant’s Property from the Premises, and quit and surrender the Premises to the Landlord, as required hereunder. If Tenant fails to remove any of Tenant’s Property within one day after the termination of this Lease or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expense, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall in no event be responsible for the value, preservation or safe keeping thereof. Tenant shall pay Landlord, upon demand, any and all expenses caused by such removal and all storage charges for such property so long as the same shall be in the possession of Landlord or under the control of Landlord.

49.     Prohibited Uses. The Tenant covenants and agrees that it shall not permit the use of the Demised Premises for any purposes set forth in Exhibit “E” annexed hereto. Nothing contained herein shall diminish the restrictions on use set forth in Section 11 above.

50.     Time is of the Essence. Time is of the essence for the party’s performance of their respective obligations under the terms of this Lease.

51.     Entire Agreement. This Lease, together with the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by Landlord and Tenant.

52.     Intentionally Deleted.

53.     Exculpation. Notwithstanding anything else whatsoever in this Lease, at law, or in equity to the contrary, Tenant agrees that it shall look to and shall have recourse solely to the state and property of Landlord in the land and Buildings comprising the deed parcel of real estate of which the Premises are a part, the rents and profits therefrom, and the personal property located thereon, for the collection of any judgment (or any other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of these terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, or in the event of any other judgment or judicial process obtained by Tenant in any way arising directly or indirectly out of or under this Lease or the performance hereof or out of the relationship of Landlord or Tenant established hereunder, an no other real or personal property of the Landlord, tangible or intangible, shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies. In the event of the sale of any of Landlord’s right, title and interest in the Building, the selling Landlord shall be released from all liabilities and obligations under this Lease after the sale, but the purchaser shall acquire the selling Landlord’s interest subject to any claims Tenant may have under this Lease.

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54.     Bankruptcy. If Landlord shall not be permitted, Section 22 notwithstanding, to terminate this Lease in the event of Tenant’s filing for bankruptcy or being adjudged a bankrupt because of the provision of Title 11 of the United States Code relating to Bankruptcy, as amended previously or hereafter, and any successor law (collectively, the “Bankruptcy Code”), then Tenant as a debtor-in-possession or any bankruptcy trustee for Tenant shall promptly, and in any event within no more than fifteen (15) days upon motion by Landlord to the Bankruptcy Court, elect, assume or reject this Lease, and Tenant on behalf of itself and any trustee agrees not to seek or request Landlord with such Court, nor shall Tenant seek or obtain without Landlord’s written consent any extension to the statutory time limit for assumption or rejection. Tenant or any trustee for Tenant may only assume this Lease if it (a) cures immediately or provides adequate assurance that it will promptly (within not more than ten (10) days from the date of assumption) cure any monetary default hereunder as to both pre- and post-petition rent, (b) compensates or provides adequate assurance that Landlord will be promptly compensated for any other actual pecuniary loss resulting from Tenant’s defaults and for any attorneys’ fees and other expenses incurred by Landlord in proceedings against Tenant or in connection with Tenant’s bankruptcy filings and all proceedings associated therewith or following therefrom, and (c) provides adequate assurance of performance during the fully stated term hereof of all of the terms, covenants, and provisions of this Lease to be performed by Tenant. In no event after the assumption of this Lease shall any then-existing default remain uncured for a period in excess of ten (10) days from the date of assumption. Adequate assurance of performance of this Lease, as set forth hereinabove, shall include, without limitation, adequate assurance (1) of the source of the rent reserved under this Lease, and (2) that the assumption of this Lease will not breach any provision of this Lease. In the event that any tendered assurance of the source of rents shall fail to include evidence of a reasonable amount of immediately available cash, in Landlord’s reasonable discretion, such assurance shall be rebuttably presumed to be inadequate. In the event of a filing by or against Tenant of a petition under the Bankruptcy Code, Landlord shall have no obligation to provide Tenant with any services or utilities as herein required, unless Tenant shall have paid and is current in all payments for common area maintenance, utilities or other charges therefor. In the event that Tenant shall ever file or have filed against it a bankruptcy proceedings to which this Lease is subject, and the venue of such proceeding is other than the U.S. Bankruptcy Court sitting in the jurisdiction where the Building is located, Landlord shall be entitled to an immediate release of stay and/or exchange of venue upon application or motion to the court in which such action was filed, and Tenant shall not oppose any such application or motion. Tenant hereby represents and warrants that it is recently solvent, is not the subject of any bankruptcy proceeding, and has no present intention to make any bankruptcy filings within the next twelve (12) months. If Tenant shall make a bankruptcy filing within such twelve (12) month period, such filing shall be presumed to be abusive, and Landlord shall in any event be entitled upon application or motion to the court in question to an immediate release of stay and Tenant shall not oppose such motion or application. The parties agree that no bankruptcy court or trustee may or shall without Landlord’s prior written consent authorize the Premises to be used for any use or under any other trade name other than those permitted by Section 11 hereof.

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55.     Landlord’s Non-Liability. Except as otherwise provided in this Lease, Landlord shall have no liability whether direct, indirect, or consequential, to Tenant or any other person for any expense, damage or injury: (a) done or occasioned by or from (or by leakage or odors from) any electrical, gas, water, steam, heating, air conditioning, plumbing, sprinkler and sewer lines and systems located in, upon or about the Premises or the Building in which the Premises is located; (b) occasioned by water, snow, ice, or dampness being upon or coming into the Premises through the roof, walls, floors, windows, doors, sewers, or otherwise, regardless of the source; (c) arising from acts of negligence or omissions of Tenant, its employees, or invitees: (d) arising from the acts or omissions of adjoining tenants or of any owners or occupants of adjoining or contiguous property; (e) for any expense, damage or injury incurred by reason of forced entry by any person or by any attempt thereof; (f) arising from acts by the public or caused by operations or construction of any private, public or quasi-public work; or (g) for any latent defect in the Premises or in the Building of which it forms a part or for any change or modification thereof. Landlord shall not be liable for any expense, damage or injury occasioned by reason of its failure to make repairs as required on its part under this Lease unless written notice of the need for repairs has been given Landlord and a reasonable time has elapsed. In no event shall Landlord be liable for any expense or damage to Tenant’s leasehold improvement, fixtures, carpets, personal property, or merchandise resulting from fire, water damage or other insurable hazards, regardless of the cause thereof, and Tenant hereby releases Landlord from all liability for such damage, such release including a release of all subrogation claims by Tenant’s insurance carrier. Anything to the contrary notwithstanding, in the event of Landlord’s failure to maintain or Landlord’s negligence, Landlord shall not be relieved of liability. Tenant shall not be responsible for maintaining electrical, gas, water, steam, plumbing, sprinkler and sewer lines and systems located beyond the exterior vertical walls of the Premises. In no event shall Tenant be liable for any expense or property damage to the common areas resulting from fire, water damage or other insurable hazards, regardless of the cause thereof, and Landlord hereby releases Tenant from all liability for such property damage, such release including a release of all subrogation claims by Landlord’s insurance carrier. Anything to the contrary notwithstanding, in the event of Tenant’s failure to maintain or Tenant’s negligence, Tenant shall not be relieved of liability. Tenant shall have the non-exclusive benefit of all warranties related to the build-out of the Premises pursuant to Section 8 above.

56.     Interpretation; Governing Law. Wherever the word “Landlord” or “Tenant” is used in this Lease, it shall be considered to be in the plural as necessary, and when the singular and/or neuter pronouns are used herein, the same shall be construed as including all persons, firms, partnerships, associations and corporations designated respectively as Landlord or Tenant in the heading of this instrument wherever the context requires. Where multiple persons have signed this Lease as Tenant, their liability hereunder shall be regarded to be joint and several. This Lease shall be governed by and construed under the laws of the State of Florida.

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57.     Environmental Compliance. Tenant shall, at Tenant’s own expense, continuously comply and/or cause any person or entity occupying the Premises to comply with all environmental requirements of federal, state or local law, statute, ordinance, order or regulation. If Tenant has knowledge that it or any person or entity occupying the Premises is not or has not been in compliance with any of the federal, state of local laws, rules, regulations, requirements or orders referenced below, Tenant shall immediately notify Landlord and Tenant shall, at Tenant’s own expense, continuously comply and/or cause any person or entity occupying the Premises take such action necessary to cause compliance with such laws, rules, regulations, requirements or orders. Failure of Tenant or any such person or entity occupying the Premises to comply with all environmental requirements of federal, state or local law, statute, ordinance or regulation, or administrative order or decree or private agreement, shall constitute and be deemed a default thereunder. Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to, an comply immediately with all requirements of, federal, state or local laws, statutes, ordinances, orders, requirements or regulations. Tenant warrants and represents that it shall not cause any hazardous wastes, toxic substances or related materials (collectively “Hazardous Materials”) to be used, generated, stored or disposed of in, on, under or about, or transported to or from the Premises (collectively “Hazardous Materials Activities”) without first receiving Landlord’s written consent, which may be withheld for any reason whatsoever and which may be revoked at any time, and then only in compliance (which shall be at Tenant’s sole cost and expense) with all applicable federal, state or local laws, statutes, ordinances, orders, requirements or regulations and using all necessary and appropriate precautions. Landlord shall not be liable to Tenant for any Hazardous Materials Activities by Tenant, Tenant’s employees, agents, contractors, licensees or invitees. Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any fines, suits, procedures, claims, damages, costs or liabilities arising out of Tenant’s Hazardous Materials Activities in, on, under or about the Premises.

        Landlord shall not be liable to Tenant regardless of whether or not Landlord has approved Tenant’s Hazardous Materials Activities.

        For the purposes of this Section, Hazardous Materials shall include, but not be limited to, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9061 et seq.; Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1802; and Resources Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq.; and those substances defined as “hazardous wastes” in Florida Resource Recovery and Management Act, Sections 403.701, et seq.; Florida Statutes, as amended, and in the regulations adopted and publications promulgated pursuant to said laws. Tenant’s obligations and liabilities under this Section shall continue so long as Landlord remains responsible for any spills or discharges of hazardous substances or wastes at the Premises which occur during the term of this Lease or any extensions hereto. Tenant’s failure to abide by the terms of the Section shall be restrainable by injunction. It is further agreed that Tenant shall be liable to pay all rent charges and additional rent chargers as provided herein until Tenant has satisfied the provisions of this Section and fully complied with all federal, state or local laws, statutes, ordinances, orders, requirements or regulations.

        Landlord reserves the right to require from Tenant any information it reasonably deems necessary pertaining to hazardous or toxic waste, and Tenant agrees to comply promptly with any such request for information. Failure to do so on the part of the Tenant shall be a default hereunder. Tenant further agrees to advise the Landlord in writing of any changes in the Tenant’s business operations or in the information to be provided herein within ten (10) days of such change.

        Tenant shall immediately notify Landlord both by telephone and in writing of any spill or unauthorized discharge of Hazardous Materials or of any condition constituting an “imminent hazard” under RCRA. Landlord, Landlord’s representatives and employees may enter the Premises at any time during the Term to inspect Tenant’s compliance herewith.

        Notwithstanding anything to the contrary contained herein or possibly inferred herefrom, this Section shall not be construed as giving, and Landlord does not give, Tenant permission to conduct any Hazardous Materials Activities on the Premises or to bring any Hazardous Materials onto the Premises.

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        Notwithstanding anything in this Lease to the contrary, Landlord hereby represents and warrants to Tenant that, to the best of its knowledge and belief without having undertaken independent investigation, as of the Commencement Date, the Premises and the property on which the Premises are located are in compliance with, and there is no violation of, any Environmental Laws applicable thereto. As used herein, “Environmental Laws” means and includes the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, the Toxic Substance Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, or order relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance, or material, as now or at any time hereafter in effect, or any other hazardous, toxic, or dangerous waster, substance, or material including, but not limited to medical waste.

58.     Compliance with Americans with Disabilities Act. Notwithstanding any provision of this Lease to the contrary, Landlord is and shall be solely responsible for assuring that the Common Areas at all times comply in full with the Americans With Disabilities Act, 42 USC Section 12101 et. Seq. (“Act”), as now or hereafter amended, and all regulations now or hereafter promulgated pursuant thereto (“Regulations”). Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against any and all claims, demands, causes of actions, suits, lawsuits, costs and expenses (including reasonable attorneys’ fees and litigation costs), damages, penalties and fines asserted against or incurred by Tenant arising from, in whole or in part, any claims asserted against Tenant that the Common Areas or any portion thereof, is or are in violation of the Act or the Regulations.

        Notwithstanding any provision of this Lease to the contrary, Tenant is and shall be solely responsible for assuring that the Premises at all times comply in full with the Act and the Regulations, including but not limited to any and all future remodeling or alterations done to the Premises and Tenant is and shall be solely responsible for all costs and expenses associated with complying with the Act and the Regulations, whether such expenditures are capital or otherwise, except that Landlord shall be responsible for ensuring that the initial build-out of the Premises is in compliance with the Act and the Regulations. Tenant acknowledges that it is receiving and accepts the Premises in their “as is” condition, subject to Landlord’s obligations pursuant to Section 8 above, and that Landlord makes no representations or warranties regarding the Premises’ compliance with the Act or the Regulations. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, demands, causes of action, suits, losses, costs and expenses (including reasonable attorneys’ fees and litigation costs), damages, penalties and fines asserted against, or suffered or incurred by, Landlord in any way relating to or arising from, in whole or in part, an actual or asserted claim that the Premises, or any portion thereof, is in violation of the Act or the Regulations, except to the extent such claim relates to a failure of the initial build-out of the Premises to comply with the Act or the Regulations.

59.     Holdover. In the event Tenant shall continue in occupancy of the Premises without Landlord’s prior written consent after the expiration or termination of this Lease, Tenant shall be regarded as an unwelcome holdover and shall vacate immediately at any time upon Landlord’s demand and in addition to any other rights Landlord may have shall pay to Landlord, one hundred fifty (150%) of the highest per diem amount of minimum and additional rents previously payable under this Lease for each day Tenant retains possession of the Premises.

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60.     INTENTIONALLY DELETED

61.     Renewal. Provided this Lease is then in full force and effect and Tenant is not in default hereunder, Tenant shall have the right and option to renew this Lease for two (2) additional terms of five (5) years each by delivering to Landlord written notice of its election to renew not less than one hundred eighty (180) days prior to the expiration of Term of this Lease then in effect. Each renewal shall be upon the same terms and conditions as are applicable to the initial term, except that the base annual rent during each renewal term shall be equal to the fair market base annual rent for the Premises; provided, however, in no event shall (i) the base annual rent due during each year of the first renewal term be less than the base annual rent due during the last year of the initial term of this Lease, and (ii) the base annual rent due during each year of the second renewal term be less than the base annual rent due during the last year of the first renewal term. No buildout allowance or tenant improvement allowance shall be due from Landlord to Tenant as a result of the exercise of a renewal option hereunder. There shall be no further or additional right to renew this Lease other than as is herein set forth.

        For purposes of this Section, the fair market base rent of the Premises shall be based upon and shall be determined as of the date four (4) months prior to the commencement of any renewal term. Any agreement reached by the parties hereto with respect to such fair market base rent of the Premises for any renewal term shall be expressed in writing and shall be executed by the parties hereto. Should Landlord and Tenant fail to agree at least three (3) months prior to the commencement of any renewal term upon the then fair market base rent of the Premises for such renewal term, then such fair market base rent for the renewal term shall be conclusively determined by a real estate appraiser mutually selected by Landlord and Tenant. If Landlord and Tenant are unable to agree on an appraiser, then Landlord and Tenant each shall select an appraiser at least two (2) months prior to the commencement of the renewal term in question. If the two appraisers so selected cannot agree within fifteen (15) days after the selection of the second appraiser, the two appraisers shall, within ten (10) days thereafter, select a third appraiser. The three appraisers shall use their best efforts to unanimously agree upon the fair market base rent, and the decision of the three appraisers shall be given within a period of thirty (30) days after the selection of the third appraiser. In the event the three appraisers cannot unanimously agree upon the fair market base rent, the fair market base rent shall be the average of the three appraisers’ written valuations. Each party shall pay the fees and expenses of the appraiser selected by or on behalf of such party, and the fees and expenses of the third appraiser shall be borne equally by both parties. Each appraiser selected pursuant to this Section shall be an MAI appraiser in the Manatee County, Florida area and be devoting substantially all of their time to professional appraisal work at the time of selection and be in all respects impartial and disinterested.

62. INTENTIONALLY DELETED.

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63.	Rooftop Antennae. Subject to the approval of all applicable governmental authorities and agencies, the association governing any applicable deed restrictions or restrictive covenants affecting the Premises, Tenant, at Tenant’s expense, shall be entitled to install, operate and use (which use shall be limited to the Tenant’s use for its own business operations), on a non-exclusive basis, one or more satellite antennas or dishes on the rooftop of the Building in which the Premises are located. Upon request, Landlord shall make available to Tenant, for Tenant’s use, such space on the roof of the Building, and reasonable access to the Building’s attic, for no rent or other charge. In connection with Tenant’s use of the roof, Landlord shall make available to Tenant access to the roof for the construction, installation, maintenance, repair, operation and use of such antenna equipment, as well as reasonable space in the Building to run electrical and telecommunications conduit from such equipment to the Premises. Tenant shall furnish to Landlord copies of its plans and specifications for such equipment, prior to the commencement of any construction and/or installation thereof. Such plans and specifications shall include details on the means of attaching such equipment to the roof, shall be prepared by qualified and licensed engineers and show all other structural, aesthetic, mechanical and electrical details related to such equipment and the installation thereof. Any such plans and specifications are subject to the prior approval of the Landlord whose approval shall not be unreasonably withheld, delayed or denied. To the extent that any such antenna or dish may be visible at street level, at Landlord’s request, such plans shall provide for the screening of such equipment, if necessary, with material compatible with the exterior of the Building and reasonably acceptable to Landlord. Any and all roof or wall penetrations must be specifically approved in writing by Landlord, and such work must be performed so as to avoid any possibility of voiding or affecting any roof warranties in favor of Landlord. Tenant shall have the responsibility to secure all necessary approvals from state, federal and other governmental authorities and associations governing applicable deed restrictions or restrictive covenants affecting the Premises to construct, operate and maintain such equipment and all structural, electrical or other mechanical changes to the Building. All such equipment shall be constructed and maintained by Tenant in accordance with all applicable laws, ordinances, rules and regulations and in compliance with the requirements of any insurers of the Building. Tenant shall indemnify and hold Landlord harmless from and against all loss, claim, damage and expense arising out of Tenant’s failure to comply with this Section (including, but not limited to, any damage to the roof as a result of such construction, maintenance, or operation of such equipment), subject always to the mutual release and waiver of subrogation provisions of this Lease. Tenant shall pay all taxes of any kind or nature whatsoever levied upon said equipment and all licensing fees, franchise taxes and other charges and expenses and all other costs of any nature whatsoever related to the construction, ownership, maintenance and operation of said equipment. All power or other utilities required for such equipment shall be provided by Landlord at Tenant’s sole cost and expense, provided same are separately metered. Upon the termination or expiration of this Lease, Tenant shall remove all of such equipment including all the component parts, cabling and wiring within fifteen (15) days following such termination or expiration (without the same constituting a holdover occupancy), and Landlord shall allow Tenant reasonable access to the Building to accomplish such removal. Tenant shall fully repair and restore any damage to the Building occasioned thereby, including, but not limited to any damage or penetrations to the roof occasioned by such removal, and return same to the condition existing prior to the installation of such equipment, reasonable wear and tear excepted at Tenant’s sole cost and expense. Nothing herein shall prevent Landlord from allowing other parties from using the roof, attic, and other areas of the Building for the development, installation, and operation of similar equipment or facilities.

        IN WITNESS WHEREOF, the parties hereto have executed this Lease the date indicated. Dated this 6th day of June, 2005.

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WITNESSES:	"LANDLORD" OSPREY-LAKEWOOD RANCH PROPERTIES, LLC, A Florida Limited Liability Company
/s/ Witness
/s/ Witness	By: /s/ Michael G. Cottrell Name: Michael G. Cottrell

WITNESSES:	"TENANT" GEVITY HR, INC., A Florida Corporation
/s/ Witness
/s/ Witness	By: /s/ Erik Vonk Name: Erik Vonk

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